January 10, 2018

The Gabelli Healthcare & WellnessRx Trust

One Corporate Center

Rye, New York 10580

Re:	The Gabelli Healthcare & WellnessRx Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel for The Gabelli Healthcare & WellnessRx Trust, a Delaware statutory trust (the “Fund”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)    The Certificate of Trust of the Fund, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on February 20, 2007, as amended by the Certificate of Amendment to the Certificate of Trust as filed in the office of the Secretary of State on April 5, 2007 (as amended, the “Certificate of Trust”);

(b)    The Agreement and Declaration of Trust, dated as of February 20, 2007, among the trustees of the Fund named therein, as amended and restated by the Amended Agreement and Declaration of Trust, dated as of April 9, 2007 and as further amended and restated by the Second Amended Agreement and Declaration of Trust, dated as of February 26, 2009 and as further amended and restated by the Third Amended Agreement and Declaration of Trust, dated as of February 16, 2011 (as amended, the “Trust Agreement”);

(c)    The Second Amended and Restated By-Laws of the Fund, dated as of February 16, 2011 (the “By-Laws”);

(d)    The Second Amended and Restated Statement of Preferences of the Fund’s Series B Cumulative Preferred Shares (the “Preferred Shares”), dated as of June 13, 2016(the “Statement of Preferences”);

The Gabelli Healthcare & WellnessRx Trust

January 10, 2018

(e)    The Fund’s Registration Statement on Form N-2, as amended (the “Registration Statement”), including a prospectus supplement (and the statement of additional information incorporated by reference therein) dated January 10, 2018 (the “Prospectus”), with respect to the issuance of the Preferred Shares, filed by the Fund with the United States Securities and Exchange Commission on or about the date hereof;

(f)    An Officer’s Certificate of the Fund, dated January 10, 2018, and the resolutions of the trustees (and certain committees thereof) attached thereto (the “Resolutions”); and

(g)    A Certificate of Good Standing for the Fund, dated January 9, 2018, obtained from the Secretary of State.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Fund.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement, the Statement of Preferences, the By-Laws and the Resolutions collectively constitute the entire agreement with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Fund, and that the Trust Agreement, the By-laws, the Statement of Preferences, the Resolutions and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties, other than the Fund, to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) that the Preferred Shares will be issued and sold to the Shareholders in accordance with the Trust Agreement and the Resolutions and as contemplated by the Registration Statement (including as to the aggregate number of Preferred Shares to be issued), (vii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time, and (viii) that none of the Preferred Shares will be issued to a Principal Shareholder. We have not participated in the preparation of the Registration Statement (except for providing this opinion) and assume no responsibility for their contents, other than this opinion.

The Gabelli Healthcare & WellnessRx Trust

January 10, 2018

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.    The Fund has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2.    The Preferred Shares have been duly authorized and, upon issuance, delivery and payment therefor as contemplated by the Trust Agreement, the Statement of Preferences and the Registration Statement, will be validly issued, fully paid and nonassessable beneficial interests in the Fund.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

EAM/AGN